Exhibit 4.16

SECOND AMENDMENT

TO

CREDIT AGREEMENT

THIS SECOND AMENDMENT (this “Amendment”) to the Credit Agreement, dated February 23, 2020 (the “Credit Agreement”), among REDHILL BIOPHARMA INC., a Delaware corporation (the “Borrower”), REDHILL BIOPHARMA LTD., a company incorporated under the laws of the State of Israel, as Guarantor (“Parent”), the Lenders (defined therein), HCR Collateral Management, LLC (“Agent” and together with the Borrower, Parent, the Lenders and Agent, the “Parties”), as Administrative Agent and those additional entities that hereafter become parties hereto in accordance with the terms hereof by executing a Joinder Agreement, is executed as of August 12, 2020 (the “Effective Date”). Capitalized terms not otherwise defined herein have the same meaning as in the Credit Agreement (and all rules governing terminology or interpretation set forth in the Credit Agreement are hereby incorporated by reference).

WHEREAS, the Borrower wishes to amend the Credit Agreement to modify the provisions requiring a certain number of salespeople on and after a certain date pursuant to Section 7.21(b) (the “Salespeople Requirement”);

WHEREAS, the Borrower wishes to amend the Credit Agreement to permit the Borrower to incur indebtedness under the Paycheck Protection Program administered by the U.S. Small Business Administration and established pursuant to the Coronavirus Aid, Relief, and Economic Security Act, as in effect from time to time (the “PPP Loan”); and

WHEREAS, the Lenders previously indicated to the Borrower that the violation of the Salespeople Requirement and the incurrence of the PPP Loan would be permitted, and therefore the Borrower now requests that the Lenders formally waive any and all defaults which may have resulted from the violation of the Salespeople Requirement and the incurrence of the PPP Loan.

NOW, THEREFORE, in accordance with and pursuant to Section 11.01 of the Credit Agreement, the Lenders and the Borrower hereby agree as follows:

1.Amendments

(a)Section 7.21(b) of the Credit Agreement shall be deleted in its entirety and the following shall be inserted in place thereof:

“The Loan Parties shall Exploit or engage in the Exploitation of (i) Talicia and the Talicia Assets in accordance with the plan provided to the Administrative Agent prior to the Closing Date and attached hereto as Exhibit I; provided, that, for the avoidance of doubt, the number of sales representatives exclusively responsible for Talicia, the Acquired Assets and Aemcolo being below (a) 76 sales representatives on or after the Effective Date through September 30, 2020, (b) 100 sales representatives from and after September 30, 2020, and (c) 119 sales representatives from and after January 1, 2021, in each case for 30 consecutive days shall be a failure to perform and observe this Section 7.21, and (ii) the Acquired Assets in accordance with the plan to be provided to the Administrative Agent prior to the Tranche B Funding Date pursuant to Section 5.03(a)(ii).”

(b)Section 8.03(i) of the Credit Agreement shall be modified by replacing the period at the end thereof with “; and”.

(c)The following shall be inserted immediately after Section 8.01(i) of the Credit Agreement:

“(j) unsecured indebtedness in an amount not to exceed $2,500,000 (i) incurred pursuant to the Paycheck Protection Program (the “PPP Indebtedness”) administered by the U.S. Small Business Administration and established pursuant to the Coronavirus Aid, Relief, and Economic Security Act (as in effect from time to time the “CARES Act”), (ii) used exclusively for the purposes set forth in Sections 1102 and 1106(b) of the CARES Act and (iii) provided that the Borrower applies for, and submits all documents required to obtain, forgiveness or other relief of all PPP Indebtedness by all deadlines required by the CARES Act.”

(d)Section 8.16 of the Credit Agreement shall be deleted and replaced with the following:

“8.16Liquidity. Permit on any Business Day, aggregate cash and Cash Equivalents of the Loan Parties held in Deposit Accounts and Securities Accounts for which the Administrative Agent shall have received an effective Control Agreement at any time to be less than $16,000,000 (the “Cash Minimum”); provided, however, that in the event of any development in the Aether Litigation that, in the reasonable judgment of the Administrative Agent, could be reasonably likely to have a material negative impact on the creditworthiness of the Company, then the Administrative Agent may increase the Cash Minimum to $20,000,000 upon not less than 30 days prior written notice to the Loan Parties.”

2.Waiver.  The Agent and each Lender hereby waive any Default or Event of Default which resulted, or would have resulted, from a failure to meet the Salesperson Requirement or the incurrent of the PPP Loan, provided, that such waiver shall be retroactive, and from and after the date hereof, the Borrower shall be required to comply with the terms and conditions of the Credit Agreement as amended by this Amendment.

3.Representations and Warranties.  The Borrower hereby represents and warrants to the Agent and each Lender (before and after giving effect to this Amendment) that:

(a)The Borrower has the corporate power and authority, and the legal right, to execute, deliver and perform this Amendment and to obtain extensions of credit under the Credit Agreement as amended by this Amendment (the “Amended Credit Agreement”);

(b)The Borrower has taken all necessary corporate action to authorize the execution, delivery and performance of this Amendment;

(c)No consent or authorization of, filing with, notice to or other act by, or in respect of, any Governmental Authority or any other Person is required in connection with this Amendment, the extensions of credit under the Amended Credit Agreement or the execution, delivery, performance, validity or enforceability of this Amendment, or the performance, validity or enforceability of the Amended Credit Agreement, except consents, authorizations, filings and notices which have been obtained or made and are in full force and effect;

(d)This Amendment has been duly executed and delivered on behalf of the Borrower. This Amendment and the Amended Credit Agreement constitute the legal, valid and binding obligations of the Borrower and the other Loan Parties party thereto and are enforceable against the Borrower and the other Loan Parties party thereto in accordance with their terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law);

(e)Each of the representations and warranties made by the Borrower herein or in or pursuant to the Loan Documents is true and correct in all material respects on and as of the Effective Date as if made on and as of such date (except that any representation or warranty which by its terms is made as of an earlier date shall be true and correct in all material respects as of such earlier date);

(f)No Default or Event of Default has occurred and is continuing, or will result from this Amendment or any extension of credit under the Amended Credit Agreement.

4.Miscellaneous.

(a)Loan Documents Otherwise Not Affected; Reaffirmation.  Except as expressly amended pursuant hereto or referenced herein, the Credit Agreement and the other Loan Documents shall remain unchanged and in full force and effect and are hereby ratified and confirmed in all respects.  The Lenders’ and Agent’s execution and delivery of, or acceptance of, this Amendment shall not be deemed to create a course of dealing or otherwise create any express or implied duty by any of them to provide any other or further amendments, consents or waivers in the future.  The Borrower and Parent hereby reaffirms the grant of security under the Collateral

Documents and hereby reaffirms that such grant of security in the Collateral secures all Obligations under the Credit Agreement, including without limitation any Loans funded on or after the Effective Date, as of the date hereof.

(b)Release.  In consideration of the agreements of Agent and each Lender contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Parent, each on behalf of itself and its successors, assigns, and other legal representatives, hereby fully, absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and each Lender, and its successors and assigns, and its present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, Lenders and all such other persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which Borrower and Parent, or any of their successors, assigns, or other legal representatives may now own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment, including, without limitation, for or on account of, or in relation to, or in any way in connection with, the Credit Agreement, or any of the other Loan Documents or transactions thereunder or related thereto.  Borrower and Parent understand, acknowledge and agree that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.  Borrower and Parent agree that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

(c)No Reliance.  Borrower and Parent hereby acknowledge and confirm to Agent and the Lenders that the Borrower and Parent are executing this Amendment on the basis of their own investigation and for their own reasons without reliance upon any agreement, representation, understanding or communication by or on behalf of any other Person.

(d)Costs and Expenses.  The Borrower agrees to pay to Agent within ten (10) days of its receipt of an invoice, the reasonable and documented out-of-pocket costs and expenses of Agent and the Lenders party hereto, and the reasonable fees and disbursements of counsel to Agent and the Lenders party hereto (including allocated costs of internal counsel), in connection with the negotiation, preparation, execution and delivery of this Amendment and any other documents to be delivered in connection herewith on the Effective Date or after such date.

(e)Binding Effect.  This Amendment binds and is for the benefit of the successors and permitted assigns of each party.

(f)Governing Law.  THIS AMENDMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR

TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AMENDMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(g)Complete Agreement; Amendments.  This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements with respect to such subject matter.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.

(h)Severability of Provisions.  Each provision of this Amendment is severable from every other provision in determining the enforceability of any provision.

(i)Counterparts.  This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Amendment.  Delivery of an executed counterpart of a signature page of this Amendment by facsimile, portable document format (.pdf) or other electronic transmission will be as effective as delivery of a manually executed counterpart hereof.

(j)Loan Documents.  This Amendment and the documents related thereto shall constitute Loan Documents.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

BORROWER:

REDHILL BIOPHARMA INC.

By:	/s/ Dror Ben Asher
Name: Dror Ben Asher
Title: CEO

By:	/s/ Micha Ben Chorin
Name: Micha Ben Chorin
Title: CFO

GUARANTOR:

REDHILL BIOPHARMA.LTD

By:	/s/ Dror Ben Asher
Name: Dror Ben Asher
Title: CEO

By:	/s/ Micha Ben Chorin
Name: Micha Ben Chorin
Title: CFO

AGENT:

HCR Collateral Management, LLC.

By:	/s/Paul J. Haden
Name: Paul J. Haden
Title: Authorized Signatory

[Signature Page to Consent]

Lenders:

HCR Stafford Fund, L.P.
By: HCR Stafford Fund GP, LLC, its general partner

By:	/s/Paul J. Haden
Name: Paul J. Haden
Title: Authorized Signatory

HCR Stafford Fund, L.P.
By: HCR Stafford Fund GP, LLC, its general partner

By:	/s/Paul J. Haden
Name: Paul J. Haden
Title: Authorized Signatory

HCR Molag Fund, L.P.
By: HCR Molag Fund GP, LLC, its general partner

By:	/s/Paul J. Haden
Name: Paul J. Haden
Title: Authorized Signatory

HCR Overflow Fund, L.P.
By: HCR Overflow Fund GP, LLC, its general partner

By:	/s/Paul J. Haden
Name: Paul J. Haden
Title: Authorized Signatory

HealthCare Royalty Partners IV, L.P.
By: HealthCare Royalty Partners IV, LLC, its general partner

By:	/s/Paul J. Haden
Name: Paul J. Haden
Title: Authorized Signatory

HCR Stafford Fund, L.P.
By: HCR Stafford Fund GP, LLC, its general partner

By:	/s/Paul J. Haden
Name: Paul J. Haden
Title: Authorized Signatory